Exhibit 2.2

AGREEMENT TO FURNISH INSTRUMENTS RELATING TO LONG-TERM DEBT

Jeffrey D. McGhie

Group General Counsel

& Chief

Corporate Affairs Officer

VimpelCom Ltd.

The Rock Bld.

Claude Debussylaan 88

1082 MD Amsterdam

The Netherlands

Tel: + 31 20 797 7200

Fax: +31 20 797 7201

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

United States of America

May 15, 2014

Re: VimpelCom Ltd. Annual Report on Form 20-F for the fiscal year ended December 31, 2013 File No. 001-468091

Dear Sirs:

Except as filed in exhibits to the Annual Report on Form 20-F of VimpelCom Ltd. (the “Company”), neither the Company nor any of its consolidated subsidiaries has outstanding any instrument with respect to its long-term debt under which the total amount of securities authorized exceeds 10% of the total assets of the Company and its subsidiaries on a consolidated basis as of March 31, 2014. In accordance with paragraph 2(b)(i) of the Instructions as to Exhibits on Form 20-F, the Company hereby agrees to furnish to the Securities and Exchange Commission, upon request, a copy of any instrument that defines the rights of holders of long-term debt issued by the Company or any of its consolidated subsidiaries.

Very truly yours,

VimpelCom Ltd.

By:	/s/ Jeffrey D. McGhie

Name:	Jeffrey D. McGhie
Title:	Group General Counsel & Chief Corporate Affairs Officer